UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 6, 2019

M/I HOMES, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-12434	31-1210837
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3 Easton Oval, Suite 500, Columbus, OH	43219
(Address of principal executive offices)	(Zip Code)

(614) 418-8000
(Telephone Number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities
Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the
Exchange Act. ☐

Item 5.02 Departure of Director or Certain Offices, Elections of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)    On February 8, 2019, Sharen Jester Turney, a member of the Board of Directors (the “Board”) of M/I Homes, Inc. (the “Company”), notified the Company of her intention to retire from the Board effective immediately.

(d)    On February 8, 2019, the Company announced that Elizabeth (Lisa) K. Ingram, President and Chief Executive Officer of White Castle System, Inc., has been elected to the Board effective as of February 8, 2019 to fill the vacancy created by Ms. Jester Turney’s retirement. Ms. Ingram will serve until the 2021 Annual Meeting of Shareholders and until her successor is duly elected and qualified or until her earlier death, resignation or removal. In connection with her election, the Board determined that Ms. Ingram qualifies as an independent director under the New York Stock Exchange rules and further appointed Ms. Ingram to serve as a member of the Nominating and Governance Committee of the Board. There were no arrangements or understandings between Ms. Ingram and any other persons, pursuant to which Ms. Ingram was selected as a director. No information is required to be disclosed pursuant to Item 404(a) of Regulation S-K. Ms. Ingram will receive the same compensation as the Company’s other non-employee directors as described in the Company’s proxy statement related to the 2018 Annual Meeting of Shareholders.

A copy of the press release announcing Ms. Jester Turney’s retirement and Ms. Ingram’s election is attached hereto as Exhibit 99.1.

(e)    On February 6, 2019, the Compensation Committee (the “Compensation Committee”) of the Board adopted a form of award agreement (the “PSU Award Agreement”) for the grant of performance share units (the “Performance Share Units”) under the M/I Homes, Inc. 2018 Long-Term Incentive Plan (the “2018 LTIP”).

Under the 2018 LTIP and the PSU Award Agreement, an award of Performance Share Units will cover a target number of Performance Share Units. The Performance Share Units will vest and be earned, if at all, after the completion of a three-year performance period (the “Performance Period”), based on (1) (a) the Company’s cumulative annual pre-tax income from operations, excluding extraordinary items, over the Performance Period, and (b) the Company’s total relative shareholder return over the Performance Period compared to the total shareholder return of a peer group of other publicly-traded homebuilders and (2) the participant’s continued employment through the end of the Performance Period (except in the case of termination due to death, disability or retirement or involuntary termination without cause by the Company).

The actual number of Performance Share Units that will vest and be earned may be increased by up to 50% (from the target number) if the Company achieves the maximum performance levels for both of the performance goals and decreased to zero if the Company fails to achieve the threshold performance levels for both of the performance goals. If the Company achieves the threshold performance levels for both of the performance goals, 50% of the target number of Performance Share Units will vest and be earned. The percentage of the target number of Performance Share Units that will vest and be earned for performance between (1) the threshold and target performance levels will increase proportionately from 50% to 100% based on our actual performance and (2) the target and maximum performance levels will increase proportionately from 100% to 150% based on our actual performance. Vested Performance Share Units will be settled on a one-for-one basis in whole common shares of the Company. The Performance Share Units have no dividend or voting rights. Any portion of the Performance Share Units that do not vest due to inadequate performance or termination of employment will be forfeited. The Compensation Committee will establish the respective weights of the performance goals and the threshold, target and maximum performance levels applicable to the performance goals when it awards Performance Share Units.

The foregoing description of the terms of the Performance Share Units and the PSU Award Agreement is qualified in its entirety by reference to the provisions of the PSU Award Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description of Exhibit

10.1	Form of Performance Share Unit Award Agreement under the M/I Homes, Inc. 2018 Long-Term Incentive Plan

99.1	Press Release dated February 8, 2019

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 8, 2019
M/I Homes, Inc.
By: /s/    Ann Marie W. Hunker
Ann Marie W. Hunker
Vice President, Controller and Chief Accounting Officer